Exhibit 23.1

CONSENT OF MSPC CERTIFIED PUBLIC ACCOUNTANTS
AND ADVISORS, A PROFESSIONAL CORPORATION

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Dialysis Corporation of America on Form S-8 (the “Registration Statement”) of our report dated March 13, 2008 relating to the consolidated financial statements and the financial statement schedule in Item 15, as of and for the year ended December 31, 2007, appearing in the Annual Report on Form 10-K of Dialysis Corporation of America for the year ended December 31, 2007.

/s/ MSPC CERTIFIED PUBLIC
ACCOUNTANTS AND ADVISORS, A
PROFESSIONAL CORPORATION
MSPC CERTIFIED PUBLIC ACCOUNTANTS
AND ADVISORS, A PROFESSIONAL
CORPORATION

September 22, 2008
Cranford, New Jersey

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